Exhibit 10.16

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees. The cash compensation paid to our non-employee directors consists of annual cash retainers paid to each Board member, our Chairman of the Board and each Board committee chair and member.  The following table sets forth the annual cash retainers currently paid to our non-employee directors:

Description	Annual Cash Retainer
Board Member	$25,000
Chairman of the Board (in addition to Board member retainer)	22,500
Audit and Finance Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,000
Audit and Finance Committee Member (other than Chair)	7,500
Compensation Committee Member (other than Chair)	5,000
Nominating and Corporate Governance Committee Member (other than Chair)	3,500

The annual cash retainers are paid on a quarterly basis in the beginning of each calendar quarter.  For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.

The table below sets forth the per meeting fees currently paid to our non-employee directors:

Description	Meeting Fees
Board Meeting (in person)	$2,000
Board Meeting (telephonic)	1,000
Board Committee (in person or telephonic)	1,000

We do not compensate Mr. Simes separately for serving on the Board of Directors or any of the Board committees.

Stock Options. Each of our non-employee directors receives an automatic grant of options to purchase shares of our common stock upon the director’s initial election to the Board of Directors and on an annual basis on the last business day of March each year.  In addition, our Chairman of the Board receives an additional automatic option grant.  The options have a ten-year term and an exercise price equal to the fair market value of our common stock on the grant date.  The initial options vest and become exercisable in four equal annual installments and the annual options vest and become exercisable in full on the one-year anniversary of the grant date.

The table below sets forth the number of options granted to each of our non-employee directors as initial and annual grants and the additional option grant to our Chairman of the Board:

Description	Number of Shares Underlying Option Grants
New Board Member (initial grant)	50,000
Board Member (annual basis)	25,000
Chairman of the Board (annual basis)	10,000

Reimbursement of Expenses.  We reimburse each member of our Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.